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                                                                     EXHIBIT 5.1



                                  May 7, 1996



Exide Electronics Group, Inc.


8609 Six Forks Road


Raleigh, North Carolina 27615



          Re: Registration Statement on Form S-4; File No. 333-2471; $125,000,000 Aggregate Principal Amount of 11 1/2% Senior Subordinated
Notes due 2006

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Ladies/Gentlemen:



     In connection with the registration of $125,000,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2006 (the "Notes") by Exide Electronics Group, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission on April 12, 1996 (File No. 333-2471) (the "Registration Statement") and the concurrent registration of guarantees (the "Subsidiary Guarantees") of the Notes by Exide Electronics Corporation, Exide Electronics International Corp., International Power Machines Corporation, Lectro Products, Inc., Deltec Power Systems, Inc., Datatrax Acquisition Corporation, Exide Electronics USA Holdings Corp., Deltec Electronics Corporation and Lortec Power Systems, Inc. (collectively, the "Guarantors"), you have requested our opinion with respect to the matters set forth below. The Notes and Subsidiary Guarantees will be issued pursuant to an indenture (the "Indenture") among the Company, the Guarantors and American Bank National Association, as Trustee (the "Trustee").



     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and Subsidiary Guarantees, and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.



     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.



     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of North Carolina and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.



     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:



          1. When executed and delivered by or on behalf of the Company and authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.



          2. When executed and delivered by or on behalf of the Guarantors, the Subsidiary Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.



     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Notes and Subsidiary Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally; (ii) the effect of

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general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) we express no opinion concerning the enforceability of any waivers of rights or defenses or indemnification provisions of the Indenture where such waivers or provisions are contrary to public policy.



     To the extent that the obligations of the Company and Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.



     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading "Legal Matters."



                                          Very truly yours,



                                          SMITH HELMS MULLISS & MOORE, L.L.P.